EXHIBIT 15
Page 1 of 5


The following unaudited pro forma financial statements are presented for informational purposes only and do not purport to be indicative of the financial position which would actually have existed or the results of operations which would actually have been obtained if the transaction had occurred in the periods indicated below or which may exist or be obtained in the future. The ultimate use of the proceeds may differ from the assumptions used herein.

The following unaudited pro forma statements of income for the year ended December 31, 1995 and the nine months ended September 30, 1996 give effect to

   i. the elimination of the results of operations of the Plastics Group which was sold as described in Item 2, and

  ii. the related pro forma adjustments described in the accompanying notes.

The pro forma results of operations are presented as though the disposal occurred on January 1, 1995.

The following unaudited pro forma balance sheet as of September 30, 1996 gives effect to the disposal of the Plastics Group and the related pro forma adjustments described in the accompanying notes. The balance sheet is presented as though the disposal occurred on September 30, 1996.

These statements should be read in conjunction with the historical financial statements and accompanying notes of the Registrant.













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
EXHIBIT 15
Page 2 of 5

                                  Schawk, Inc.
                 Pro Forma Condensed Balance Sheet (Unaudited)
                               September 30, 1996
                             (Thousands of dollars)


                                                             Schawk, Inc.   Pro Forma
                                                             Consolidated   Adjustments      Pro Forma
                                                             ============   ===========      =========
Assets
Current assets:
      Cash and cash equivalents                                $  3,439      $ 90,644 (a)    $  4,083
                                                                              (90,000)(b)
      Short-term investments                                                   18,957 (b)      18,957
      Trade accounts receivable, net                             29,292       (11,819)(a)      17,473
      Inventories                                                17,575       (14,126)(a)       3,449
      Prepaid expenses and other                                  3,932          (800)(a)       3,132
      Deferred income taxes                                       1,504                         1,504
                                                              ---------      --------        --------
Total current assets                                             55,742        (7,144)         48,598

Cash and cash equivalents - restricted                                         40,000 (b)      40,000
Property and equipment - net                                     75,951       (47,758)(a)      28,193
Excess of cost over net assets acquired, less accumulated
 amortization                                                    49,235       (40,993)(a)       8,242
Unallocated acquisition costs                                     6,680                         6,680
Other intangible assets, less accumulated amortization              938          (525)(a)         413
Other                                                             6,042        (2,601)(a)       3,441
                                                               --------      --------        --------
Total assets                                                   $194,588      $(59,021)       $135,567
                                                               ========      ========        ========
Liabilities and Stockholders' Equity
Current liabilities:
      Trade accounts payable                                   $  8,532      $ (6,674)(a)    $  1,858
      Accrued expenses                                           15,087        (4,948)(a)      10,139
                                                                               20,097 (a)      20,097
      Notes payable to stockholders                               5,765        (5,765)(b)
      Current portion of long-term debt and capital lease
       obligations                                                6,297          (335)(a)       5,962
                                                               ========      ========        ========
Total current liabilities                                        35,681         2,375          38,056

Long-term debt                                                   65,278       (25,278)(b)      40,000
Capital lease obligations                                         5,385                         5,385
Deferred income taxes                                             5,269        (3,118)(a)       2,151
Other                                                             1,206                         1,206


Stockholders' equity                                             81,769       (33,000)(a)      48,769
                                                               ========      ========        ========

Total liabilities and stockholders' equity                     $194,588      $(59,021)       $135,567
                                                               ========      ========        ========

EXHIBIT 15
Page 3 of 5

                                  Schawk, Inc.
             Pro Forma Condensed Statement of Income (Unaudited)
                          Year Ended December 31, 1995
                             (Thousands of dollars)


                                                   Schawk, Inc.     Pro Forma
                                                   Consolidated     Adjustments      Pro Forma
                                                   ------------     -----------      ---------
Net sales                                            $172,290       $(85,086)(a)       $87,204
Cost of sales                                         122,390        (71,324)(a)        51,066
Selling, general and administrative expenses           36,263        (11,147)(a)        25,116
                                                     --------       --------           -------
Operating income                                       13,637         (2,615)           11,022

Interest income                                          (737)            49 (a)          (688)
Interest expense                                        6,279         (1,972)(a)         2,250
                                                                      (2,057)(c)
Other (income) expense                                      5            156 (a)           161
                                                     --------       --------           -------
                                                        5,547         (3,824)            1,723
                                                     --------       ---------          -------
Income before income taxes                              8,090          1,209             9,299
Income tax provision                                    1,154           (208)(a)         1,769
                                                                         823 (c)
                                                     --------       --------           -------
Net income                                              6,936            594             7,530
Preferred dividends                                     1,360                            1,360
                                                     --------       --------           -------
Income available for common sharehold                $  5,576       $    594           $ 6,170
                                                     ========       ========           =======

EXHIBIT 15
Page 4 of 5

                                  Schawk, Inc.
              Pro Forma Condensed Statement of Income (Unaudited)
                      Nine Months Ended September 30, 1996
                             (Thousands of dollars)


                                                                    Schawk, Inc      Pro Forma
                                                                   Consolidated     Adjustments        Pro Forma
                                                                   ------------     -----------        ---------
Net sales                                                           $123,919        $(60,039)(a)       $63,880
Cost of sales                                                         84,979         (48,582)(a)        36,397
Selling, general and administrative expenses                          26,043          (8,091)(a)        17,952
                                                                    --------        --------           -------
Operating income                                                      12,897          (3,366)            9,531

Interest income                                                         (359)             34 (a)          (325)
Interest expense                                                       4,055            (756)(a)         1,851
                                                                                      (1,448)(c)
Other (income) expense                                                                   (85)(a)           (85)
                                                                    --------        --------           -------
                                                                       3,696          (2,255)            1,441
                                                                    --------        --------           -------
Income before income taxes                                             9,201          (1,111)            8,090
Income tax provision                                                   3,180            (693)(a)         3,066
                                                                                         579 (c)
                                                                    --------        --------           -------
Net income                                                             6,021            (997)            5,024
Preferred dividends                                                      939                               939
                                                                    --------        --------           -------
Income available for common shareholde                              $  5,082        $   (997)          $ 4,085
                                                                    ========        ========           =======

EXHIBIT 15
Page 5 of 5


Notes to Unaudited Pro Forma Financial Statements

The Schawk, Inc. Consolidated column in the pro forma balance sheet as of September 30, 1996 and the pro forma statements of income for the year ended December 31, 1995 and the nine months ended September 30, 1996 include the Plastics Group's results for the full periods.

(a) Reflects the elimination of Plastics Group historical balances as of the respective date as well as the cash proceeds from the transaction and the estimated liabilities incurred in connection with the transaction. Retained earnings reflects an estimated loss of approximately $33.0 million on the sale.

(b) The cash proceeds are used as follows: approximately $25 million reduces long-term debt, $6 million reduces notes payable to stockholders, $19 million is invested in short-term investments and $40 million is reflected as restricted cash and cash equivalents in connection with the provisions of the Company's note agreement.

(c) Reflects reduction in interest expense at assumed average interest rates of 7.0% for the year ended December 31, 1995 and 6.5% for the nine months ended September 30, 1996 related to the long-term debt and 5.0 % for both the year ended December 31, 1995 and the nine months ended September 30, 1996 related to the notes payable to stockholders. Also reflects the related increase in income taxes at an assumed rate of 40% for both the year ended December 31, 1995 and the nine months ended September 30, 1996.

Interest income from investment of cash proceeds in excess of those used to reduce long-term debt is not reflected in the pro forma statements of income pro forma adjustments column for the year ended December 31, 1995 and the nine months ended September 30, 1996. If the excess cash proceeds earned interest at 6%, proforma net income would have increased by $2,122 for the year end December 31, 1995 and $1,592 for the nine months ended September 30, 1996 and proforma stockholders' equity would have increased by $1,592 at September 30, 1996.








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